QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Power-One, Inc.—List of Subsidiaries

NAMED ENTITY	JURISDICTION/COUNTRY
• Power-One Energy Solutions Pty Ltd.	Australia
• Power-One BVBA	Belgium
• Power-One Renewable Energy Solutions Canada, Inc.	Canada
• Power-One Co. Ltd.	China
• Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd.	China
• Power-One Renewable Energy (China) Co., Ltd.	China
• Power-One I/S	Denmark
• Power-One Denmark ApS	Denmark
• Power-One S.A.S.	France
• Power-One GmbH	Germany
• Power-One Renewable Energy Solutions Greece, S. A.	Greece
• Power-One Ltd.	Hong Kong
• Power-One Renewable Energy Solutions India Private Ltd.	India
• Power-One Ireland Ltd.	Ireland
• Power-One Renewable Energy Solutions Israel, Ltd.	Israel
• Power-One Italy S.p.A.	Italy
• Power-One Energy Solutions SDN BHD	Malaysia
• Power-One B.V.	Netherlands
• Power-One Renewable Energy International BV	Netherlands
• Power-One Norge AS	Norway
• Power-One Limited Liability Company	Russia
• Power-One Pte. Ltd.	Singapore
• Power-One s.r.o.	Slovakia
• Power-One Renewable Energy Solutions Spain, S. L.	Spain
• Power-One AG	Switzerland
• Power-One Limited	United Kingdom
• P-O Nevada Corp.	USA
• PAI Capital LLC	USA
• Power-One Renewable Energy Solutions LLC.	USA
• Power-One Renewable Energy Solutions Asia Pacific LLC	USA

QuickLinks

  Exhibit 21
Power-One, Inc.—List of Subsidiaries